Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Foot Locker, Inc.:

We consent to the incorporation by reference in the following registration statements of Foot Locker, Inc. and subsidiaries of our reports dated March 29, 2010, with respect to the consolidated balance sheets of Foot Locker, Inc. as of January 30, 2010 and January 31, 2009, and the related statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010, which reports appear in the January 30, 2010 annual report on Form 10-K of Foot Locker, Inc. and subsidiaries.

Form S-8 No. 33-10783

Form S-8 No. 33-91888

Form S-8 No. 33-91886

Form S-8 No. 33-97832

Form S-8 No. 333-07215

Form S-8 No. 333-21131

Form S-8 No. 333-62425

Form S-8 No. 333-33120

Form S-8 No. 333-41056

Form S-8 No. 333-41058

Form S-8 No. 333-74688

Form S-8 No. 333-99829

Form S-8 No. 333-111222

Form S-8 No. 333-121515

Form S-8 No. 333-144044

Form S-8 No. 333-149803

Form S-3 No. 33-43334

Form S-3 No. 33-86300

Form S-3 No. 333-64930

Our report on the consolidated financial statements refers to the adoption of SFAS No. 157, “Fair Value Measurements” (included in FASB ASC Topic 820, “Fair Value Measurements and Disclosures”), and the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (included in FASB ASC Topic 740, “Income Taxes”).

New York, New York
March 29, 2010